Exhibit 99.1
Company announces adoption by Michael Brochu of Rule 10b5-1 pre-arranged sales plan
CAMBRIDGE, Mass. — May 25, 2006 — Art Technology Group, Inc. (NASDAQ: ARTG) announced today that Michael Brochu, a director of the company, has established with a broker a pre-arranged sales plan intended to comply with Rule 10b5-1 under the Securities and Exchange Act of 1934.
Under the sales plan, Mr. Brochu will sell up to three hundred thousand (300,000) shares of Art Technology Group, Inc. common stock over a period of approximately seven months for portfolio diversification and estate planning purposes.
Mr. Brochu was formerly President and Chief Executive Officer of Primus Knowledge Solutions, Inc., which was acquired by Art Technology Group, Inc. in November 2004. Mr. Brochu’s planned sale represents approximately twenty-five percent of his total holdings in Art Technology Group, Inc. common stock.
Rule 10b5-1 is intended to enable persons who might otherwise be prevented from trading in a company’s securities due to their access to material non-public information to sell fixed portions of their holdings over a designated period of time by establishing pre-arranged written plans at a time when they are not in possession of such material, non-public information.
Sales by Mr. Brochu under this plan will be disclosed publicly through Form 144 and Form 4 filings as required by the SEC.
About ATG
ATG (Art Technology Group, Inc., NASDAQ: ARTG) makes the software that the world’s most customer-conscious companies use to create a more relevant and consistent customer experience, throughout the marketing, commerce, and service lifecycle, and across the Web, e-mail, call center, and mobile channels. Offering an alternative to the traditional silo-based approach to customer-facing applications, ATG Wisdom™ is the company’s strategy for delivering a seamless, more compelling, and mutually valuable experience to each customer and segment. The company fulfills this strategy by providing fully integrated best-of-breed product suites installed on-premise or delivered on-demand. ATG’s solutions power over 600 major brands, including A&E Networks, Airbus, American Airlines, American Eagle Outfitters, Best Buy, Boeing, Cingular Wireless, DirecTV, France Telecom, Friends Provident, Hewlett-Packard, Hotels.com, Hyatt Hotels, HSBC, InterContinental Hotels Group, Kingfisher, Louis Vuitton, Merrill Lynch, Neiman Marcus, Philips, Procter & Gamble, Symantec, T-Mobile, Target, US Army, US Navy, Warner Music, and Wells Fargo. The company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America and Europe. For more information about ATG, please visit www.atg.com.